UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 16, 2007

GSI COMMERCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-16611	04-2958132
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

935 First Avenue, King of Prussia, PA 19406

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (610) 491-7000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01	Entry into a Material Definitive Agreement.

On August 16, 2007, GSI Commerce, Inc. (the “Company”) and Blue Route, Inc. (“Newco”), a wholly-owned subsidiary of the Company, entered into an Agreement and Plan of Merger with Accretive Commerce, Inc. (“Accretive”) and certain of the principal stakeholders of Accretive pursuant to which the Company will acquire Accretive for a cash purchase price of $97.5 million. Under the Agreement, Newco will merge with Accretive, with Accretive surviving the merger as a wholly-owned subsidiary of the Company. $11.25 million of the purchase price will be held in escrow for a period of 18 months after closing to secure the principal stakeholders’ indemnification obligations under the Agreement.

The acquisition is expected to be completed within 60 days, subject to the satisfaction of customary closing conditions, including the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

The foregoing description of the Agreement and Plan of Merger does not purport to be complete and is qualified in its entirety by reference to such document, a copy of which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

On August 16, 2007, the Company issued a press release announcing that the Company entered into an Agreement and Plan of Merger to acquire Accretive. A copy of the press release is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Document Description
2.1	Agreement and Plan of Merger dated as of August 16, 2007 among GSI Commerce, Inc., Blue Route, Inc., Accretive Commerce, Inc. and certain of the principal stakeholders of Accretive Commerce, Inc. A list of the exhibits and schedules to the Agreement and Plan of Merger appears in the table of contents to the Agreement. The Company will furnish to the Securities and Exchange Commission a copy of any omitted exhibits and schedules upon request.

99.1	Press release dated August 16, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GSI COMMERCE, INC.

By:	/s/ Arthur H. Miller
Arthur H. Miller Executive Vice President

Dated: August 16, 2007

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EXHIBIT INDEX

Exhibit No.	Document Description
2.1	Agreement and Plan of Merger dated as of August 16, 2007 among GSI Commerce, Inc., Blue Route, Inc., Accretive Commerce, Inc. and certain of the principal stakeholders of Accretive Commerce, Inc.

99.1	Press release dated August 16, 2007.

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